AGCO ANNOUNCES SENIOR VICE PRESIDENT OF STRATEGY & INTEGRATION AS
AN ADDITION TO THE SENIOR MANAGEMENT TEAM
     DULUTH, GA – Sept. 1st – AGCO Corporation (NYSE:AG), a worldwide manufacturer and distributor of agricultural equipment, announces the addition of one officer to its senior management team. Mr. Hubertus Mühlhäuser has been named Senior Vice President of Strategy & Integration. He will report directly to Martin Richenhagen, President & CEO and have a matrix reporting relationship with the functional Senior Vice Presidents and Operating Senior Vice Presidents/General Managers. Mr. Mühlhäuser will initially be based in Europe.
     Mr. Richenhagen commented, “Mr. Mühlhäuser is an excellent choice to expand our team’s depth of global experience in ensuring that we implement strategies and synergies that add shareholder value. He comes to us with a wealth of knowledge from a significant professional background and experience of integrating cost effective strategies that result in bottom line growth. We welcome him to the AGCO family.”
     In his capacity as Senior Vice President of Strategy and Integration, he will assume responsibility for identifying and implementing business strategies and synergies that provide high quality products in the most timely and cost effective manner possible. Mr. Mühlhäuser will manage and direct various teams focused on achieving corporate synergies from past acquisitions, as well as define integration strategies at all worldwide operations. This position will reach across all functional areas: manufacturing, quality and product development teams worldwide in a manner to achieve optimum performance for all brands and to increase value for our shareholders.
     Mr. Mühlhäuser recently concluded over ten years experience with Arthur D. Little Ltd., the world’s first management consulting firm; most recently, he was a Member of the Global Executive Team and Managing Partner Switzerland. In his capacity as Member of the Global Executive Team, he was responsible for Arthur D. Little’s business in the Americas and Switzerland, as well as all Group acquisitions. From 1999 – 2005, he also led Arthur D. Little’s Global Strategy & Organization Practice, the company’s largest line of business. In 2002, he was a key negotiator of Arthur D. Little’s successful management buy-out financed by Altran Technologies Ltd. Mr. Mühlhäuser succeeded in being the youngest partner in the history of Arthur D. Little, when being made Partner in 1999. Since then, he ranked as one of the top 10 best performing global Partners.

     Mr. Mühlhäuser graduated from the European Business School, Oestrich-Winkel, Germany with a Master in Business Administration (Diplom Kaufmann) including semesters at the European Business School in London, UK as well as the Universidad Argentina de la Empresa in Buenos Aires, Argentina.
     He has published and made contributions to numerous books and articles in the field of strategy and organization and served as Chairman of the Prism Board, Arthur D. Little’s bi-annual global publication on management trends.
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     AGCO Corporation, headquartered in Duluth, Georgia, is a global manufacturer and distributor of agricultural equipment and related replacement parts. AGCO products are distributed in more than 140 countries. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements through more than 3,900 independent dealers and distributors around the world. AGCO products are distributed under the various well-known brand names AGCO®, Challenger®, Fendt®, Gleaner®, Hesston®, Massey Ferguson®, New Idea®, RoGator®, Spra-Coupe®, Sunflower®, Terra-Gator®, Valtra®, and White™ Planters. AGCO provides retail financing through AGCO Finance in North America and Australia and through Agricredit in the United Kingdom, France, Germany, Ireland, and Brazil. In 2004, AGCO had net sales of $5.3 billion.
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     Please visit our website at www.agcocorp.com.